FOR IMMEDIATE RELEASE

EXHIBIT 99.1

Contact:

Amy Wolfcale
Vice President, Corporate Communications
(212) 416-3213
amy.wolfcale@dowjones.com

Dow Jones & Company Appoints

Joseph A. Stern as General Counsel

Mr. Stern Succeeds Peter G. Skinner, Who Is Retiring Dec. 31
After 20 Years of Service With the Company.

NEW YORK (Dec. 20, 2004)—Dow Jones & Company (NYSE: DJ), which publishes the world’s most vital business and financial news and information, today announced that Joseph A. Stern has been appointed general counsel, succeeding Peter G. Skinner, who is retiring Dec. 31 after 20 years of service with the Company.

Mr. Stern, who will be joining Dow Jones this February, also will be a vice president of the Company and will serve as corporate secretary. The legal department, as well as the security department, will report to Mr. Stern. He will report to Peter R. Kann, chairman and chief executive officer of Dow Jones.

Until Mr. Stern joins the Company, Rosemary Spano, vice president, law, and deputy general counsel, will head the legal department, reporting to Mr. Kann.

Mr. Stern, a partner with Fried Frank in New York, Dow Jones’ primary outside corporate law firm, has worked on a variety of the Company’s legal issues. Most recently, he was the lead outside lawyer supporting Dow Jones in its agreement to acquire MarketWatch.

“Joe brings broad legal expertise and experience on corporate acquisitions and other transactions, as well as issues on corporate governance,” Mr. Kann said. “With this background, Joe will be a strong successor to Peter Skinner, whom we thank for 20 years of dedicated and distinguished service to Dow Jones.”

 Mr. Stern holds both a bachelor’s degree, Phi Beta Kappa, and a doctor of laws degree from Yale University. He started his career in 1976 as an associate with the law firm of Winthrop, Stimson, Putnam & Roberts in New York before joining Fried Frank as an associate in 1979. He became a partner there in 1984. In 2002, Mr. Stern was elected board chair of the Mexican American Legal Defense and Educational Fund (MALDEF). From 1996 to 2002, he served as trustee and chair of fiscal and fundraising of MALDEF, and was trustee and vice chair there from 1991 to 1995.

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About Dow Jones & Company

In addition to The Wall Street Journal and its international and online editions, Dow Jones & Company (NYSE: DJ; www.dowjones.com) publishes Barron’s and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of the CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.